THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND THEY ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

FILED PURSUANT TO RULE 424(B)(3)
FILE NO. 333-165213

SUBJECT TO COMPLETION, DATED MARCH 4, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 4, 2010)

3,500,000 Shares

OVERSEAS SHIPHOLDING GROUP, INC.

Common Stock

We are offering 3,500,000 shares of our common stock, par value $1.00 per share.

Our common stock is traded on The New York Stock Exchange under the symbol “OSG.”  On March 4, 2010, the last reported sale price of our common stock was $46.99 per share.

Investing in our common stock involves risks.  See “Risk Factors” on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Overseas Shipholding Group, Inc. (Before Expenses)	$	$

Delivery of the common stock to purchasers will be made on or about March     , 2010.

Sole Book-Running Manager

Goldman, Sachs & Co.

The date of this Prospectus Supplement is March        , 2010.

TABLE OF CONTENTS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR IN ANY FREE WRITING PROSPECTUS FILED BY US WITH THE SEC.  WE HAVE NOT, AND THE UNDERWRITER HAVE NOT, AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION.  IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT.  WE ARE NOT, AND THE UNDERWRITER ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED.  YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, ANY FREE WRITING PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES.  OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement, unless otherwise specified or where it is clear from the context that the term only means issuer, the terms “OSG,” the “we,” “us,” and “our” refer to Overseas Shipholding Group, Inc. and its consolidated subsidiaries.

This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus, and describes our common stock offering. The second part is the accompanying prospectus, dated March 4, 2010, which provides more general information, some of which may not apply to this offering. For information about our common stock, see “Description of Common Stock” in the accompanying prospectus. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the SEC. Neither we nor any of the underwriter have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “How to Obtain More Information” and “Incorporation by Reference” in this prospectus supplement.

HOW TO OBTAIN MORE INFORMATION

We file annual, quarterly and interim reports, proxy and information statements and other information with the SEC. These filings contain important information, which does not appear in this prospectus. The reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can be obtained by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference facilities or website. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, which means that we may disclose important information to you by referring you to other documents that we have filed or will file with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until this offering has been completed. We are not, however, incorporating by reference any documents or portions thereof whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

•	Definitive Proxy Statement on Schedule 14A, as filed on April 30, 2009.

•	Annual Report on Form 10-K for the year ended December 31, 2009, as filed on March 1, 2010.

•	Current Reports on Form 8-K dated and filed on the following dates:

Dated	Filed
March 4, 2010	March 4, 2010
February 1, 2010	February 3, 2010
January 22, 2010	January 22, 2010
January 6, 2010	January 8, 2010

You may request a copy of these filings at no cost, other than exhibits to such documents which are not specifically incorporated by reference into such documents or this prospectus, by calling our Investor Relations department at (212) 578-1699 or by writing to 666 Third Avenue, New York, NY 10017.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein and therein may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended.  All statements other than statements of historical fact should be considered to be forward-looking statements.

This prospectus supplement contains forward-looking statements regarding the outlook for tanker and articulated tug/barge markets, and our prospects, including prospects for certain strategic alliances and investments.  There are a number of factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements, including:

•	changes in production of or demand for oil and petroleum products, either globally or in particular regions;
•	the outcome of our negotiations with Maersk Oil Qatar AS;
•	resolution of possible claims against us by Bender Shipbuilding and Repair Co., Inc.;
•	prospects for the growth of the Gas segment;
•	greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;
•	changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;
•	changes in the global economy and various regional economies;
•	risks incident to vessel operation, including accidents and discharge of pollutants;
•	unanticipated changes in laws and regulations; increases in costs of operation;
•	drydocking schedules differing from those previously anticipated;
•	our ability to attract and retain experienced, qualified and skilled crewmembers;
•	changes in credit risk of counterparties, including shipyards, suppliers and financial lenders;
•	delays (including failure to deliver) or cost overruns in the building of new vessels or the conversion of existing vessels for other uses; the cost and availability of insurance coverage;
•	the availability of suitable vessels for acquisition or chartering-in on terms we deem favorable;
•	changes in the pooling arrangements in which we participate, including withdrawal of participants or termination of such arrangements;
•	estimates of future costs and other liabilities for certain environmental matters and compliance plans; and
•	projections of the costs needed to develop and implement our strategy of being a market leader in the segments in which we compete.

We assume no obligation to update or revise any forward-looking statements. Forward-looking statements in this prospectus supplement and written and oral forward-looking statements attributable to us or our representatives after the date of this prospectus supplement are qualified in their entirety by the cautionary statement contained in this paragraph and in other reports hereafter filed by us with the Securities and Exchange Commission. Please read “Risk Factors” on page S-9 and incorporated by reference in this prospectus supplement for a list of important factors that could cause our actual results of operations or financial condition to differ from the expectations reflected in these forward-looking statements.

We are offering to sell, and seeking offers to buy, the securities described in this prospectus supplement and the accompanying prospectus only where offers and sales are permitted. Since information that we file with the SEC in the future will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus, you should not assume that the information contained herein or therein is accurate as of any date other than the date on the front of the document.

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of some of the information contained in this prospectus supplement. It is not complete and may not contain all the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus supplement, including the risk factors beginning on page S-9 and the financial statements incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Unless the context requires otherwise, references to “we,” “us,” “our,” and “OSG” shall mean Overseas Shipholding Group, Inc. and its consolidated subsidiaries. Any capitalized terms used and not defined in this prospectus supplement have the meaning assigned to them in the accompanying prospectus or our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, incorporated by reference herein.

Overseas Shipholding Group, Inc.

We are one of the world’s leading bulk shipping companies engaged primarily in the ocean transportation of crude oil and petroleum products. At December 31, 2009, we owned or operated a modern fleet of 106 vessels (aggregating 10.9 million deadweight tons and 864,800 cubic meters) of which 84 vessels operated in the international market and 22 operated in the U.S. Flag market. Our newbuilding program of owned and chartered-in vessels totaled 23 International and U.S. Flag vessels, bringing our total owned, operated and newbuild fleet to 129 vessels.

Our vessel operations are organized into strategic business units and focused on market segments: crude oil, refined petroleum products, U.S. Flag and gas. The International Flag Crude Tanker unit manages International Flag ULCC, VLCC, Suezmax, Aframax, Panamax and Lightering tankers; the International Flag Product Carrier unit principally manages LR1 and MR product carriers and the U.S. Flag unit manages most U.S. Flag vessels. Through joint venture partnerships, we operate four LNG carriers and, beginning in 2010, two Floating Storage and Offloading (“FSO”) service vessels. Dedicated chartering and commercial personnel manage specific fleets while our technical ship management operations and corporate departments support our global operations.

We generally charter our vessels to customers either for specific voyages at spot rates or for specific periods of time at fixed daily amounts. Spot market rates are highly volatile, while time and bareboat charter rates are fixed for specific periods of time and provide a more predictable stream of Time Charter Equivalent Revenues.

Business Strategy

We are committed to providing safe, reliable transportation services to our customers while ensuring the safety of our crews, vessels and the environment. We are also committed to creating long-term shareholder value by executing on a growth strategy designed to maximize returns in all economic cycles. We believe we can successfully deliver benefits to both customers and shareholders by creating a rewarding and challenging work environment for all employees.

Our growth strategy is focused on four elements:

Sector Leadership

We seek to maintain or achieve market leading positions in each of the primary markets in which we operate: crude oil, products and U.S. Flag. We have expanded our fleet through organic growth and acquisitions of companies that have expanded our market presence, the scale of our fleet and service offerings.

Fleet Optimization

We believe that we can improve returns in any shipping cycle by taking a portfolio approach to managing our business. This approach includes operating a diverse set of vessels that trade in different markets; participating in commercial pools that maximize vessel utilization; managing a fleet of owned and chartered-in tonnage that provides for flexibility and optionality; and trading our fleet in both the spot and time charter markets to enhance returns.

Superior Technical Ship Management

We are committed to operational excellence across our fleet. Our high-quality, modern fleet is operated by experienced crews supported by skilled shore side personnel. One hundred percent of our owned international flag fleet is double hull. Our Safety Management System is designed to ensure that operational practices and procedures are standardized fleet wide and those seafarers and vessel operations meet or exceed all applicable safety, regulatory and environmental standards established by International and U.S. maritime laws.

Financial Flexibility

We believe our strong balance sheet, comparatively high credit rating and level of unencumbered assets provide significant financial flexibility. We have been able to access both the unsecured bank markets and the public debt markets, allowing us to borrow substantial amounts on an unsecured basis. This financial flexibility permits us to pursue attractive business opportunities.

Fleet Highlights

As of December 31, 2009, our owned, operated and newbuild fleet aggregated 129 vessels. Of this total, 101 vessels are International Flag and 28 vessels are U.S. Flag. The Marshall Islands is the principal flag of registry of our International Flag vessels. At a time when customers are demonstrating an increasingly clear preference for modern tonnage based on concerns about the environmental risks associated with older vessels, 100% of our owned International Flag fleet is double hull.

Corporate Information

We were incorporated in the State of Delaware in 1969. Our principal executive offices are located at 666 Third Avenue, New York, New York 10017. Our telephone number is (212) 953-4100 and our website address is www.osg.com. The contents of our website are not part of this prospectus supplement or accompanying prospectus. The information on or accessible through our website is not incorporated by reference into this filing.

THE OFFERING

Common stock offered by us	3,500,000 shares

Common stock to be outstanding immediately following the offering	30,403,262 shares (1)

Use of Proceeds
The net proceeds, after estimated expenses, to us from the sale of the common stock offered hereby will be approximately $           million, which we will use for general corporate purposes, including, without limitation, capital expenditures and working capital.

We may use a portion of the net proceeds from this offering to pay down certain of our existing debt, including our revolving credit facilities.  We have not yet determined the amount of net proceeds, if any, to be used for the foregoing purpose.

Risk Factor
See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

New York Stock Exchange Symbol	OSG

(1)
The number of shares of our common stock to be outstanding immediately after the offering as shown above is based on 26,903,262 shares of common stock outstanding as of March 1, 2010 and excludes as of that date shares of our common stock issuable upon exercise of outstanding stock options, shares of our common stock reserved for issuance under our equity compensation plan and outstanding but unvested restricted stock units.

The number of shares of our common stock to be outstanding after the offering does not take into account:

•	1,614,366 shares of our common stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price of $50.32 per share;

•	639,564 shares of our common stock reserved for future awards under our equity compensation plan; and

•	236,303 shares of our common stock reserved for issuance in connection with our outstanding restricted stock units and performance share units.

RISK FACTORS

Before investing in our securities, you should carefully consider the risk factors described in “Risk Factors” in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009 and subsequent filings containing updated disclosures of such factors, together with other information contained in this prospectus supplement and any related free writing prospectus and the other information that we have incorporated by reference. If any of these risk factors were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Any capitalized terms used and not defined in this prospectus supplement have the meaning assigned to them in the accompanying prospectus or our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, incorporated by reference herein.

Risks Relating to Owning Our Common Stock and This Offering

Future sales of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. As of March 1, 2010, we had 26,903,262 shares of common stock outstanding, all of which shares, other than shares held by our directors and certain officers which are subject to a 90 day lock-up agreements in connection with this offering, were eligible for sale in the public market, subject in some cases to the volume limitations and manner of sale requirements under Rule 144. In addition, all of the shares offered under this prospectus supplement and the accompanying prospectus will be freely tradeable without restriction or further registration upon issuance.

Our financial results may vary significantly from period to period which may reduce our stock price.

Our financial results may fluctuate as a result of a number of factors, many of which are outside of our control, which may cause the market price of our common stock to fall. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our financial results may be negatively affected by any of the risk factors listed in this “Risk Factors” section and, in particular, the following risks:

•	failure to estimate or control contract costs;

•	adverse judgments or settlements in legal disputes;

•	expenses related to acquisitions, mergers or joint ventures;

•	other one-time financial charges;

•	fluctuations due to revenue recognition under strategic alliance agreements; and

•	fluctuations due to the effects of inflation.

In addition, the public trading price for our common stock may be affected by a number of factors, including but not limited to:

•	changes in earnings estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ earning estimates;

•	quarterly variations in our or our competitors’ results of operations;

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors;

•	future sales of our common stock;

•	future issuance and/or sale of preferred stock;

•	future sales of debt securities;

•	announcements by us, or our competitors, of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	commencement of, or involvement in, litigation;

•	any major change in our board of directors or management;

•	changes in governmental regulations or in the status of our regulatory approvals;

•	a lack of, limited, or negative industry or security analyst coverage;

•	developments in our industry and general economic conditions; and

•	the other factors described elsewhere in these “Risk Factors.”

We may not pay dividends on our common stock in the future.

Holders of our common stock are only entitled to receive dividends as our Board of Directors may declare out of funds legally available for such payments. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, compliance with debt instruments, legal requirements and other factors as our Board of Directors deems relevant.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering, and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, may adversely affect the market price of our common stock.

We may attempt to increase our capital resources by issuing debt securities. Holders of our debt securities may be entitled to regular interest payments and may receive a security interest in some or all of our assets. Upon liquidation, holders of our debt securities and lenders with respect to our other borrowings will receive distributions of our available assets prior to the holders of our common stock.

Transfers of our common stock in violation of our citizenship requirements may be deemed invalid

As some of our vessels are engaged in the United States coastwise trade 46 USC 50501, also referred to herein as the Shipping Act, requires that at least 75% of our shares be owned by United States citizens, as defined by the Shipping Act. In order to ensure compliance with these citizenship requirements, and in accordance with our certificate of incorporation and by-laws, our Board of Directors adopted a requirement in July 1976 that at least 77% of our common stock must be held by U.S. citizens. On April 16, 2008, we announced that U.S. ownership of our common stock at the close of business on April 15, 2008 had declined to the minimum percentage of 77%. While the percentage of U.S. citizenship ownership of our outstanding common stock fluctuates daily, the highest it has been since April 15, 2008 has been approximately 3% above the Minimum Percentage. Any purported transfer of common stock in violation of the ownership limitations in our by-laws will be ineffective for all purposes, the common stock will not be transferred on our books, and we may regard the common stock certificate, whether or not validly issued, as having been invalidly issued. In the event that a non-U.S. citizen purchases shares of our common stock, including in connection with this offering, in violation of our citizenship requirement, any such sale may be void.  For further discussion please see the section entitled "Description of Common Stock - Qualification for Ownership and Transfer of Shares" in the accompanying prospectus.

Risks Related to Our Industry

The highly cyclical nature of the industry may lead to volatile changes in charter rates and vessel values, which may adversely affect our earnings

Factors affecting the supply and demand for vessels are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable and may adversely affect the values of our vessels and result in significant fluctuations in the amount of charter hire we may earn, which could result in significant fluctuations in our quarterly results. The factors that influence the demand for tanker capacity include:

•	demand for oil and oil products, which affect the need for vessel capacity;

•	global and regional economic and political conditions which among other things, could impact the supply of oil as well as trading patterns and the demand for various types of vessels;

•	changes in the production of crude oil, particularly by OPEC and other key producers, which impact the need for vessel capacity;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported;

•	environmental concerns and regulations;

•	new pipeline construction and expansions;

•	weather; and

•	competition from alternative sources of energy.

The factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	the number of vessels that are used for storage or as floating storage offloading service vessels;

•	the conversion of vessels from transporting oil and oil products to carrying dry bulk cargo and the reverse conversion;

•	the number of vessels that are out of service; and

•	environmental and maritime regulations.

An increase in the supply of vessels without an increase in demand for such vessels could cause charter rates to decline, which could have a material adverse effect on our revenues and profitability

Historically, the marine transportation industry has been cyclical. The profitability and asset values of companies in the industry have fluctuated based on changes in the supply and demand of vessels. The supply of vessels generally increases with deliveries of new vessels and decreases with the scrapping of older vessels. The newbuilding order book equaled 31 % of the existing world tanker fleet as of December 31, 2009 and no assurance can be given that the order book will not increase further in proportion to the existing fleet. If the number of new ships delivered exceeds the number of vessels being scrapped, capacity will increase. In addition, if dry bulk vessels are converted to oil tankers, the supply of oil tankers will increase. If supply increases and demand does not, the charter rates for our vessels could decline significantly. A decline in charter rates could have a material adverse effect on our revenues and profitability.

Charter rates may decline from their current level, which could have a material adverse effect on our revenues and profitability

Because many of the factors that influence the supply of, and demand for, tanker capacity are unpredictable and beyond our control, the nature, timing and degree of changes in charter rates are unpredictable. The global economic recession that started in 2008 and its accompanying adverse impact on demand has resulted in a decline in charter rates. The lower charter rates have adversely affected our revenues and profitability and any additional declines in charter rates could have a material adverse effect on our revenues and profitability.

Our revenues are subject to seasonal variations

We operate our tankers in markets that have historically exhibited seasonal variations in demand for tanker capacity, and therefore, charter rates. Charter rates for tankers are typically higher in the fall and winter months as a result of increased oil consumption in the Northern Hemisphere. Because a majority of our vessels trade in the spot market, seasonality has affected our operating results on a quarter-to-quarter basis and could continue to do so in the future.

The global economic recession and constraints on capital availability that commenced in 2008 adversely affects the tanker industry and our business

The current global economic recession and constraints on capital have adversely affected the financial condition of entities throughout the world, including certain of our customers, joint venture partners, financial lenders and suppliers, including shipyards from whom we have contracted to purchase vessels. Those entities that suffer a material adverse impact on their financial condition may be unable or unwilling to comply with their contractual commitments to us which, in turn, could have an adverse impact on us. The failure of entities to comply with contractual commitments could include the refusal or inability of customers to pay charter hire to us, shipyards’ failure to construct and deliver to us newbuilds, or joint ventures’ or financial lenders’ inability or unwillingness to honor their commitments, such as to contribute funds to a joint venture with us or to lend funds to us. While we seek to monitor the financial condition of such entities, the availability and accuracy of information about the financial condition of such entities may be limited and the actions that we may take to reduce possible losses resulting from the failure of such entities to comply with their contractual obligations may be restricted.

Terrorist attacks, piracy and international hostilities can affect the tanker industry, which could adversely affect our business

Additional terrorist attacks like those in New York on September 11, 2001 and in London on July 7, 2005, piracy attacks against merchant ships, including oil tankers, particularly in the Gulf of Aden and off the East Coast of Africa, especially Somalia, the outbreak of war, or the existence of international hostilities could damage the world economy, adversely affect the availability of and demand for crude oil and petroleum products and adversely affect our ability to re-charter our vessels on the expiration or termination of the charters and the charter rates payable under any renewal or replacement charters. We conduct our operations internationally, and our business, financial condition and results of operations may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are employed. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political instability, terrorist or other attacks, war, international hostilities or piracy.

The market value of vessels fluctuates significantly, which could adversely affect our liquidity, result in breaches of our financing agreements or otherwise adversely affect our financial condition

The market value of vessels has fluctuated over time.  The fluctuation in market value of vessels over time is based upon various factors, including:

•	age of the vessel;

•	general economic and market conditions affecting the tanker industry, including the availability of vessel financing;

•	number of vessels in the world fleet;

•	types and sizes of vessels available;

•	changes in trading patterns affecting demand for particular sizes and types of vessels;

•	cost of newbuildings;

•	prevailing level of charter rates;

•	competition from other shipping companies;

•	other modes of transportation; and

•	technological advances in vessel design and propulsion.

Declining values of our vessels could adversely affect our liquidity by limiting our ability to raise cash by refinancing vessels.  Declining vessel values could also result in a breach of loan covenants or trigger events of default under relevant financing agreements that require us to maintain certain loan-to-value ratios.  In such instances, if we are unable or unwilling to pledge additional collateral to offset the decline in vessel values, our lenders could accelerate our debt and foreclose on our vessels pledged as collateral for the loans.

Shipping is a business with inherent risks, and our insurance may not be adequate to cover our losses

Our vessels and their cargoes are at risk of being damaged or lost because of events such as:

•	marine disasters;

•	bad weather;

•	mechanical failures;

•	human error;

•	war, terrorism and piracy; and

•	other unforeseen circumstances or events.

In addition, transporting crude oil creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes, port closings and boycotts.  Any of these events may result in loss of revenues and increased costs.

We carry insurance to protect against most of the accident-related risks involved in the conduct of our business.  We currently maintain one billion dollars in coverage for each of our vessels for liability for spillage or leakage of oil or pollution.  We also carry insurance covering lost revenue resulting from vessel off-hire due to vessel damage.  Nonetheless, risks may arise against which we are not adequately insured.  For example, a catastrophic spill could exceed our insurance coverage and have a material adverse effect on our operations.  In addition, we may not be able to procure adequate insurance coverage at commercially reasonable rates in the future, and we cannot guarantee that any particular claim will be paid.  In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable.  Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss.  We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the P & I Associations through which we obtain insurance coverage for tort liability.  Our payment of these calls could result in significant expenses which would reduce our profits or cause losses.

Because we conduct our business on a worldwide basis, we face a number of significant risks that could result in losses or higher costs

Our vessels operate all over the world, exposing us to many risks, including:

•	changing economic, political and social conditions in the countries where we do business or where our vessels are registered or flagged;

•	the imposition of increased environmental and safety regulations by international organizations, Classification Societies, flag states and port states;

•	the imposition of taxes by flag states, port states and jurisdictions in which we or our subsidiaries are incorporated or where our vessels operate;

•	currency fluctuations;

•	pandemics or epidemics which may result in a disruption of worldwide trade including quarantines of certain areas;

•	terrorism, piracy and war, including the possible outbreak of hostilities that could reduce or otherwise affect the movement of oil from the Middle East; and

•	expropriation of our vessels.

As a result of these risks, we may incur losses or higher costs, including those incurred as a result of the impairment of our assets or a curtailment of our operations.

Compliance with environmental laws or regulations, including those relating to the emission of greenhouse gases, may adversely affect our business

Our operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties, conventions and standards in force in international waters, the jurisdictional waters of the countries in which our vessels operate, as well as the countries of our vessels’ registration.  Many of these requirements are designed to reduce the risk of oil spills and other pollution and to decrease emission of greenhouse gases, and our compliance with these requirements can be costly.

These requirements can affect the resale value or useful lives of our vessels, require a reduction in carrying capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in, certain ports.  Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations, in the event that there is a release of petroleum or other hazardous substances from our vessels or otherwise in connection with our operations.  We could also become subject to personal injury or property damage claims relating to the release of or exposure to hazardous materials associated with our current or historic operations.  Violations of or liabilities under environmental requirements also can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of our vessels.

We could incur significant costs, including cleanup costs, fines, penalties, third-party claims and natural resource damages, as the result of an oil spill or other liabilities under environmental laws.  We are subject to the oversight of several government agencies, including the U.S. Coast Guard, the Environmental Protection Agency and the Maritime Administration of the U.S. Department of Transportation.  OPA 90 affects all vessel owners shipping oil or hazardous material to, from or within the United States.  OPA 90 allows for potentially unlimited liability without regard to fault for owners, operators and bareboat charterers of vessels for oil pollution in U.S. waters.  Similarly, the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, which has been adopted by most countries outside of the United States, imposes liability for oil pollution in international waters.  OPA 90 expressly permits individual states within the United States to impose their own liability regimes with regard to hazardous materials and oil pollution incidents occurring within their boundaries.  Coastal states in the United States have enacted pollution prevention liability and response laws, many providing for unlimited liability.

OPA 90 provides for the scheduled phase out of all non double hull vessels that carry oil in bulk in U.S. waters.  IMO and the European Union also have adopted separate phase out schedules applicable to single hull vessels operating in international and EU waters.  These regulations will reduce the demand for single hull vessels, force the remaining single hull vessels into less desirable trading routes, increase the number of ships trading in routes open to single hull vessels and could increase demands for further restrictions in the remaining jurisdictions that permit the operation of these vessels.  As a result, single hull vessels are likely to be chartered less frequently and at lower rates.

In addition, in complying with OPA, IMO regulations, EU directives and other existing laws and regulations and those that may be adopted, shipowners may incur significant additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage.  Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become more strict in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether.  As a result of accidents such as the November 2002 oil spill from the Prestige, a 26-year-old single hull tanker unrelated to us, we believe that regulation of the shipping industry will continue to become more stringent and more expensive for us and our competitors.  In recent years, the IMO and EU have both accelerated their existing non double hull phase out schedules in response to highly publicized oil spills and other shipping incidents involving companies unrelated to us.  Future accidents can be expected in the industry, and such accidents or other events could be expected to result in the adoption of even stricter laws and regulations, which could limit our operations or our ability to do business and which could have a material adverse effect on our business and financial results.  Furthermore, we anticipate that the IMO, EU, U.S. or other countries where we operate might enact climate control legislation or other regulatory initiatives that could restrict emissions of greenhouse gases.  Such actions could result in significant financial and operational impacts on our business.

The market value of our vessels, which in 2008 reached historically high levels, may be depressed at a time and in the event that we sell a vessel

Vessel values have generally experienced high volatility and values in recent years have been at or near historically high levels.  The fair market value of our vessels can be expected to fluctuate, depending on general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels and other modes of transportation.  The global economic recession that commenced in 2008 has resulted in a decrease in vessel values.  In addition, although we have a modern fleet, as vessels grow older, they generally decline in value.  These factors will affect the value of our vessels at the time of any vessel sale.  If for any reason, we sell a vessel at a time when prices have fallen, the sale may be at less than the vessel’s carrying amount on our financial statements, with the result that we would also incur a loss on the sale and a reduction in earnings and surplus.

Risks Related to Our Business

Our business would be adversely affected if we failed to comply with the Jones Act provisions on coastwise trade, or if these provisions were repealed and if changes in international trade agreements were to occur.

We are subject to the Jones Act and other federal laws that restrict maritime transportation between points in the U.S. (known as marine cabotage services or coastwise trade) to vessels built and registered in the U.S. and owned and manned by U.S. citizens.  We are responsible for monitoring the foreign ownership of our common stock and other interests to insure compliance with the Jones Act.  If we do not comply with these restrictions, we would be prohibited from operating our vessels in U.S. coastwise trade, and under certain circumstances would be deemed to have undertaken an unapproved foreign transfer, resulting in severe penalties, including permanent loss of U.S. coastwise trading rights for our vessels, fines or forfeiture of the vessels.

In order to ensure compliance with Jones Act citizenship requirements, and in accordance with our certificate of incorporation and by-laws, our Board of Directors adopted a requirement in July 1976 that at least 77% (the “Minimum Percentage”) of our common stock must be held by U.S. citizens.  On April 16, 2008, we announced that U.S. ownership of our common stock at the close of business on April 15, 2008 had declined to the minimum percentage of 77%.  While the percentage of U.S. citizenship ownership of our outstanding common stock fluctuates daily, the highest it has been since April 15, 2008 has been approximately 3% above the Minimum Percentage.  Any purported transfer of common stock in violation of these ownership provisions will be ineffective to transfer the shares of common stock or any voting, dividend or other rights associated with them.  The existence and enforcement of this U.S. citizen ownership requirement could have an adverse impact on the liquidity or market value of our common stock in the event that U.S. citizens were unable to transfer shares of our common stock to non-U.S. citizens.  Furthermore, under certain circumstances this ownership requirement could discourage, delay or prevent a change in control of us.

Additionally, the Jones Act restrictions on the provision of maritime cabotage services are subject to exceptions under certain international trade agreements, including the General Agreement on Trade in Services and the North American Free Trade Agreement.  If maritime cabotage services were included in the General Agreement on Trade in Services, the North American Free Trade Agreement or other international trade agreements, or if the restrictions contained in the Jones Act were otherwise repealed or altered, the transportation of maritime cargo between U.S. ports could be opened to international-flag or international- manufactured vessels.  On two occasions during 2005, the U.S. Secretary of Homeland Security, at the direction of the President of the U.S., issued limited waivers of the Jones Act for the transportation of petroleum and petroleum products as a result of the extraordinary circumstances created by Hurricane Katrina and Hurricane Rita on Gulf Coast refineries and petroleum product pipelines.  During the past several years, interest groups have lobbied Congress to repeal the Jones Act to facilitate international flag competition for trades and cargoes currently reserved for U.S. Flag vessels under the Jones Act and cargo preference laws.  We believe that continued efforts will be made to modify or repeal the Jones Act and cargo preference laws currently benefiting U.S. Flag vessels.  Because international vessels may have lower construction costs, wage rates and operating costs, this could significantly increase competition in the coastwise trade, which could have a material adverse effect on our business, results of operations and financial condition.

Our financial condition would be materially adversely affected if the shipping income of our foreign subsidiaries becomes subject to current taxation in the U.S.

As a result of changes made by the 2004 Act, we do not report in taxable income on a current basis the undistributed shipping income earned by our international flag vessels, which in recent years represented substantially all of our pre-tax income.  These changes in the 2004 Act were made to make U.S. controlled shipping companies competitive with foreign-controlled shipping companies, which are generally incorporated in jurisdictions in which they either do not pay income taxes or pay minimal income taxes.

In his State of the Union address on January 27, 2010, President Obama stated that “it’s time to finally slash the tax breaks for companies that ship our jobs overseas and give those tax breaks for companies that create jobs in the United States of America.”  An increasing number of Congressmen and Senators have announced support for ending such tax breaks.  While we believe that the changes made in the 2004 Act with respect to foreign shipping income do not “ship jobs overseas,” and, in fact, have enabled us to expand our U.S. Flag fleet and create jobs in the U.S., Congress may decide to repeal the changes made in the 2004 Act with respect to taxation of foreign shipping income.  Such repeal, either directly or indirectly by limiting or reducing benefits received under the 2004 Act, would have a materially adverse affect on our business and financial results.

Our substantial debt and charter in commitments could adversely affect our financial condition

We have substantial debt and debt service requirements.  At December 31, 2009, our consolidated total debt was $1.8 billion and our unused borrowing capacity under revolving credit facilities was $1.0 billion and our charter in commitments were $2.0 billion.

The amount of our debt could have important consequences.  For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future capital expenditures, working capital and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and the shipping industry;

•	place us at a competitive disadvantage compared with competitors that have less debt or charter-in commitments including by causing us to have a lower credit rating; and

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

When our credit facilities mature, we may not be able to refinance or replace them

The global economic downturn that started in 2008 has adversely affected the availability and terms of debt and equity capital.  When our indebtedness matures, we may need to refinance it and may not be able to do so on favorable terms or at all.  If we are able to refinance maturing indebtedness, the terms of any refinancing or alternate credit arrangements may contain terms and covenants that restrict our financial and operating flexibility.

We are highly dependent upon volatile spot market charter rates

We depend on spot charters for a significant portion of our revenues, In 2009, 2008 and 2007, we derived approximately 49%, 65% and 60%, respectively, of our TCE revenues in the spot market.  Although chartering a significant portion of our vessels on the spot market affords us greater opportunity to increase income from operations when rates rise, dependence on the spot market could result in earnings volatility.  A significant decrease in our spot market TCE revenues could adversely affect our profit or result in cash losses.

We may not be able to renew time charters when they expire or enter into new time charters for newbuilds

There can be no assurance that any of our existing time charters will be renewed or that we will be successful in entering into new time charters on certain of the newbuilds that will be delivered to us or if renewed or entered into, that they will be at favorable rates.  If, upon expiration of the existing time charters or delivery of newbuilds, we are unable to obtain time charters or voyage charters at desirable rates, our profitability may be adversely affected.

Delays or cost overruns in building new vessels (including the failure to deliver new vessels), in the scheduled shipyard maintenance of our vessels, or in rebuilding or conversion of our vessels could adversely affect our results of operations

Building new vessels, scheduled shipyard maintenance or rebuilding or conversion of vessels are subject to risks of delay (including the failure to deliver new vessels) or cost overruns caused by one or more of the following:

•	financial difficulties of the shipyard building or repairing a vessel, including bankruptcy;

•	unforeseen quality or engineering problems;

•	work stoppages;

•	weather interference;

•	unanticipated cost increases;

•	delays in receipt of necessary materials or equipment;

•	changes to design specifications; and

•
inability to obtain the requisite permits, approvals or certifications from the U.S. Coast Guard or international foreign flag state authorities and the applicable classification society upon completion of work.

Significant delays, cost overruns and failure to deliver new vessels could materially increase our expected contract commitments, which would have an adverse effect on our revenues, borrowing capacity and results of operations.  Furthermore, delays would result in vessels being out-of-service for extended periods of time, and therefore not earning revenue, which could have a material adverse effect on our financial condition and results of operations.  Our remedies for losses resulting from shipyards’ failure to comply with their contractual commitments may be limited by the relevant contracts, including by liquidated damages provisions, such as those that limit the amount of monetary damages that may be claimed or that limit our right to cancellation of the building contract.  While purchase price payments for newbuild vessels made prior to vessel delivery to international shipyards historically have been supported by guarantees from financial institutions, such as banks or insurance companies, such payments to U.S. shipyards historically have been supported by liens on the work in progress, including steel and equipment used for constructing the vessel, and not by guarantees from financial institutions.  If an international shipyard fails to deliver a contracted newbuild vessel for which there is a guarantee, we may claim against the guarantee, substantially reducing the risk that we will suffer a loss of our investment.  If a U.S. shipyard fails to deliver a contracted vessel, our investment may be supported only by our liens on the work in progress, which may result in a loss of part or all of our investment.

Termination of the contracts with Bender Shipbuilding & Repair Co., Inc.’s (“Bender”) has, and may continue to, adversely affect us

In March 2009, OSG and Bender terminated the construction agreements pursuant to which Bender was building six ATBs and two tugs for us.  These agreements were terminated because of Bender’s lack of performance under such agreements and its lack of liquidity and poor financial condition.  We are completing construction of two of the six ATBs at alternative yards and intend to finish building the two tugs.

In June 2009, certain creditors of Bender filed an involuntary Chapter 7 bankruptcy petition against Bender claiming that Bender was insolvent and raising questions about Bender’s pre-petition transfer of assets, specifically transfers of the vessels to us in connection with the termination of contracts of OSG with Bender.  Bender subsequently converted the involuntary proceeding into a voluntary Chapter 11 reorganization.  As creditors of Bender have raised questions regarding our termination agreement transaction it is likely that the transaction will be reviewed by authorized parties-in-interest in the bankruptcy and possibly challenged.  We believe that the termination transaction was valid and for fair consideration, and that we have strong and meritorious defenses in the event of a challenge but no assurance can be given that the bankruptcy court will agree.  However, if the bankruptcy court were to sustain a challenge to the transaction, we could be required to pay Bender additional sums for the partially completed ATBs and tugs and related equipment that were transferred to us in connection with the termination agreement transaction.  In such case, the payment of additional amounts would have an adverse effect on us.  No assurance can be given that our positions with respect to the termination agreement transaction will be upheld.

Termination or change in the nature of our relationship with any of the pools in which we participate could adversely affect our business

All of our VLCCs participate in the Tankers International pool.  At December 31, 2009, all of our Aframaxes participate in the Aframax International pool other than those that are engaged in lightering.  Five of our crude Panamaxes and three of our Panamax Product Carriers participate directly in Panamax International.  Participation in these pools enhances the financial performance of our vessels as a result of the higher vessel utilization.  Any participant in any of these pools has the right to withdraw upon notice in accordance with the relevant pool agreement.  We cannot predict whether the pools in which our vessels operate will continue to exist in the future.  In addition, in 2008 the EU published guidelines on the application of the EU antitrust rules to traditional agreements for maritime services.  While we believe that all the pools we participate in comply with EU rules, there has been limited administrative and judicial interpretation of the rules.  Restrictive interpretations of the guidelines could adversely affect the ability to commercially market the respective types of vessels in pools.

We may not be able to grow our fleet

One part of our strategy is to continue to grow our fleet on an opportunistic basis.  Our ability to grow our fleets will depend upon a number of factors, many of which we cannot control.  These factors include our ability to:

•	identify acquisition candidates and joint venture opportunities;

•	replace expiring charters-in at comparable rates;

•	identify suitable charter-in opportunities;

•	consummate acquisitions or joint ventures;

•	integrate any acquired vessels or businesses successfully with our existing operations;

•	hire and train qualified personnel; and

•	obtain required financing.

Our strategy of growing our business in part through acquisitions is capital-intensive, time-consuming and subject to a number of inherent risks

Part of our business strategy is to opportunistically acquire complementary businesses or vessels such as our acquisitions of Stelmar Shipping Ltd. in January 2005 and Maritrans Inc. in November 2006.  If we fail to develop and integrate any acquired businesses or vessels effectively, our earnings may be adversely affected.  Further, if a portion of the purchase price of a business is attributable to goodwill and if the acquired business does not perform up to expectations at the time of the acquisition some or all of the goodwill may be written off, adversely affecting our earnings.  In addition, our management team will need to devote substantial time and attention to the integration of the acquired businesses or vessels, which could distract them from their other duties and responsibilities.

Operating costs and capital expenses will increase as our vessels age

In general, capital expenditures and other costs necessary for maintaining a vessel in good operating condition increase as the age of the vessel increases.  Accordingly, it is likely that the operating costs of our older vessels will increase.  In addition, changes in governmental regulations and compliance with Classification Society standards may require us to make additional expenditures for new equipment.  In order to add such equipment, we may be required to take our vessels out of service.  There can be no assurance that market conditions will justify such expenditures or enable us to operate our older vessels profitably during the remainder of their economic lives.

Our purchase of secondhand vessels carries risks associated with the quality of those vessels

Our expansion strategy includes the opportunistic acquisition of quality secondhand vessels either directly or through corporate acquisitions.  Secondhand vessels typically do not carry warranties with respect to their condition, whereas warranties are generally available for newbuildings.  While we generally inspect all secondhand vessels prior to purchase, such inspections would normally not provide us with as much knowledge about vessel condition as we would possess if the vessels had been built for us.

Certain potential customers will not use vessels older than a specified age, even if they have been recently rebuilt

All of our existing ATBs were originally constructed more than 25 years ago.  While all of these tug-barge units were rebuilt and double-hulled since 1998 and are “in-class,” meaning the vessel has been certified by a classification society as being built and maintained in accordance with the rules of that classification society and complies with the applicable rules and regulations of the vessel’s country of registry and applicable international conventions, some potential customers have stated that they will not charter vessels that are more than 20 years old, even if they have been rebuilt.  Although there has to date been no material difference in time charter rates earned by a vessel of a specified age and a rebuilt vessel of the same age measured from the date of rebuilding, no assurance can be given that customers will continue to view rebuilt vessels as comparable to newbuild vessels.  If more customers differentiate between rebuilt and newbuild vessels, time charter rates for our rebuilt ATBs will likely be adversely affected or they may not be employable.

In the highly competitive international market, we may not be able to effectively compete for charters with companies with greater resources

Our vessels are employed in a highly competitive market.  Competition arises from other vessel owners, including major oil companies, which may have substantially greater resources than we do.  Competition for the transportation of crude oil and other petroleum products depends on price, location, size, age, condition, and the acceptability of the vessel operator to the charterer.  We believe that because ownership of the world tanker fleet is highly fragmented, no single vessel owner is able to influence charter rates.  To the extent we enter into new geographic regions or provide new services, we may not be able to compete profitably.  New markets may involve competitive factors that differ from those of our current markets, and the competitors in those markets may have greater financial strength and capital resources than we do.

Trading and complementary hedging activities in Forward Freight Agreements (“FFAs”) subject us to trading risks and we may suffer trading losses that reduce earnings

Due to shipping market volatility, success in this industry requires constant adjustment of the balance between chartering out vessels for long periods of time and trading them on a spot basis.  We seek to manage and mitigate that risk through trading and complementary hedging activities in forward freight agreements, or FFAs.  However, there is no assurance that we will be able at all times to successfully protect ourselves from volatility in the shipping market.  We may not successfully mitigate our risks, leaving us exposed to unprofitable contracts and may suffer trading losses that reduce earnings and surplus.

We are subject to certain credit risks with respect to our counterparties on contracts and failure of such counterparties to meet their obligations could cause us to suffer losses on such contracts, decreasing revenues and earnings

We charter our vessels to other parties, who pay us a daily rate of hire.  We also enter into COAs and Voyage Charters.  As we increase the portion of our revenues from time charters, we increase our reliance on the ability of time charterers to pay charter hire, especially when spot market rates are less than previously agreed upon time charter rates.  Historically, we have not experienced any material problem collecting charter hire but the global economic recession that commenced in 2008 may affect charterers more severely than the prior recessions that have occurred since our establishment more than 40 years ago.  We also time charter or bareboat charter some of our vessels from other parties and our continued use and operation of such vessels depends on the vessel owners’ compliance with the terms of the time charter or bareboat charter.  Additionally, we enter into derivative contracts (FFAs, bunker swaps, interest rate swaps and foreign currency contracts).  All of these contracts subject us to counterparty credit risk.  As a result, we are subject to credit risks at various levels, including with charterers or cargo interests.  If the counterparties fail to meet their obligations, we could suffer losses on such contracts which would decrease revenues and earnings.

As we expand our business, we will need to improve our operations and financial systems, and recruit additional staff and crew; if we cannot improve these systems or recruit suitable employees, we may not effectively control our operations

Our current operating and financial systems may not be adequate as we implement our plan to expand, and our attempt to improve these systems may be ineffective.  If we are unable to operate our financial and operations systems effectively or to recruit suitable employees for our vessels and offices as we expand our operations, we may be unable to effectively control and manage substantially larger operations.  Although it is impossible to predict what errors might occur as the result of inadequate controls, it is the case that it is harder to oversee a sizable operation and, accordingly, more likely that errors will occur as operations grow and that additional management infrastructure and systems will be required to attempt to avoid such errors.

Our ability to obtain business from U.S. government agencies may be adversely affected by a determination by the Military Sealift Command (MSC) that we are not presently responsible for a single contract.

OSG Product Tankers, LLC (“Product Tankers”), which is an indirect OSG subsidiary, participated in a Request for Proposals issued by the MSC, an agency of the United States Department of the Navy, to time charter two Jones Act compliant product carriers to the MSC.  On June 25, 2007, the U.S. Maritime Administration of the Department of Transportation (“MarAd”), acting as lead federal agency under the Federal Acquisition Regulation (“FAR”), entered into a compliance agreement with us in lieu of suspending or debarring us from business with the U.S. Government based on the December 2006 guilty plea by us to violations related to the handling of bilge water and oily mixtures from the engine rooms on certain of our international flag vessels.  Notwithstanding that compliance agreement, on July 6, 2007, the MSC found that Product Tankers was not “responsible,” pursuant to the FAR, for the particular procurement based on the same violations by our international flag vessels and, therefore, was ineligible to time charter the vessels to the MSC.  MSC’s non-responsibility determination was upheld by the United States Court of Federal Claims, which ruled that the MSC was not bound by the MarAd’s decision as lead federal agency and that the MSC decision was not arbitrary and capricious.

Although the MSC decision specifically addresses only the single contract, it may have an adverse effect on our ability to obtain business from the U.S. government.  For the past three years, we did not do any material business with the MSC and, accordingly, did not generate any shipping revenues from the MSC.  Historically, we have not sought to generate significant revenues from conducting business with the MSC or other agencies and departments within the U.S. government, nor do we intend to in the future.  The only business we currently conduct with the U.S. government is the participation by two of our vessels in the Maritime Security Program (“MSP”), which is intended to support the operation of up to 60 U.S. Flag vessels in the foreign commerce of the U.S. to make available a fleet of privately owned vessels to the Department of Defense during times of war or national emergency.  Payments are made under the MSP to vessel operators, including us, to help offset the high cost of employing a U.S. crew.  MarAd, the agency which decided not to suspend or debar us, administers the MSP.  To date, the MSC decision has not had an adverse effect on our ability to obtain business from commercial customers.

Compliance with the environmental compliance plan agreed to with the U.S. Department of Justice imposes a more rigorous standard on our technical management of our vessels, which may adversely affect our business

In connection with the comprehensive settlement of the investigation by the U.S. Department of Justice of our handling of waste oils and maintenance of books and records relating thereto, we agreed to implement and fund an environmental compliance plan, which contains detailed rules, programs and procedures that we must follow for a three-year period from March 2007 to ensure full compliance with environmental laws and regulations.  We have implemented these rules, programs and procedures and do not believe that they will adversely affect our ability to technically manage our vessels in a competitive manner.  However, because the environmental compliance plan is a condition of our three-year probation, violations of certain of these rules and procedures, while not necessarily a violation of environmental laws and regulations, could result in sanctions and have an adverse affect on our business.

Our vessels call on ports located in countries that are subject to restrictions imposed by the U.S. government, which could negatively affect the trading price of our common stock

From time to time, vessels in our fleet call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism, such as Iran.  Although these sanctions and embargoes do not prevent our vessels from making calls to ports in these countries, potential investors could view such port calls negatively, which could adversely affect our reputation and the market for our common stock.

We depend on our key personnel and may have difficulty attracting and retaining skilled employees

Our success depends to a significant extent upon the abilities and efforts of our key personnel.  The loss of the services of any of our key personnel or our inability to attract and retain qualified personnel in the future could have a material adverse effect on our business, financial condition and operating results.

We may face unexpected drydock costs for our vessels

Vessels must be drydocked periodically.  The cost of repairs and renewals required at each drydock are difficult to predict with certainty and can be substantial.  Our insurance does not cover these costs.  In addition, vessels may have to be drydocked in the event of accidents or other unforeseen damage.  Our insurance may not cover all of these costs.  Large drydocking expenses could significantly decrease our profits.

Maritime claimants could arrest our vessels, which could interrupt our cash flow

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages.  In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings.  The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay a significant amount of money to have the arrest lifted.  In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner.  Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another vessel in our fleet.

USE OF PROCEEDS

The net proceeds to us from this offering are estimated to be approximately $         , after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use the remaining net proceeds from this offering for general corporate purposes, including, without limitation, capital expenditures, future acquisitions and working capital.  We may use a portion of the net proceeds from this offering to pay down certain of our existing debt, including our revolving credit facilities.  We have not yet determined the amount of net proceeds, if any, to be used for the foregoing purpose.

CAPITALIZATION

The following table sets forth our consolidated cash, cash equivalents and short-term investments, current position of long-term obligations and capitalization as of December 31, 2009:

•	on an actual basis; and

•
on an adjusted basis after giving effect to our sale of 3,500,000 shares of common stock offered hereby at a public offering price of $              per share and after deducting the underwriting discounts and commissions of $              per share and estimated offering expenses.

You should read this table along with our historical consolidated financial statements and related notes and the other financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2009
	Actual	As Adjusted for the Offering
	(in thousands)
Cash and cash equivalents	$474,690
Short-term Investments	50,000
	$524,690
Long Term Debt:
Unsecured revolving credit facilities	$953,000
Secured revolving credit facilities	30,000
7.50% notes due 2024	146,000
8.75% debentures due 2013, net of unamortized discount of $50	74,485
Floating rate secured term loans, due through 2023	599,260
Fixed rate secured term loans, due through 2014	43,746

	1,846,491

Less current portion	33,202
Total Long Term Debt	1,813,289

Equity:
Common stock ($1.00 par value per share); 120,000,000 shares authorized; 40,790,759 issued and outstanding, actual and 44,290,759 shares issued and outstanding, adjusted	40,791
Paid-in additional capital	262,117
Retained Earnings	2,465,949
	2,768,857
Less: Cost of treasury stock (13,933,435 shares)	840,238
	1,928,619
Accumulated other comprehensive income/(loss)	(60,764)
Total Equity	1,867,855
Total Capitalization	$3,681,144

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “OSG.” As of March 1, 2010, we had 26,903,262 shares of common stock outstanding.  On March 1, 2010, there were 341 holders of record.

The following table sets forth the high and low sales prices of our common stock as reported by the New York Stock Exchange for the periods indicated.

	High	Low
2010
First Quarter (through March 1, 2010)	$51.39	$40.66

2009
First Quarter	$46.18	$21.02
Second Quarter	$43.29	$23.94
Third Quarter	$41.10	$29.70
Fourth Quarter	$46.02	$35.59

2008
First Quarter	$75.89	$52.74
Second Quarter	$87.79	$69.40
Third Quarter	$84.25	$50.72
Fourth Quarter	$59.47	$29.92

2007
First Quarter	$66.15	$54.25
Second Quarter	$82.32	$61.49
Third Quarter	$90.38	$66.80
Fourth Quarter	$79.77	$58.82

The foregoing table shows only historical data.  This data may not provide meaningful information to you in determining whether to purchase shares of our common stock.  You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in or incorporated by reference into the prospectus.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS
AND NAMED EXECUTIVE OFFICERS

Directors

The table below sets forth information as to each director, and includes the amount and percentage of the our common stock of which each director, and all directors and executive officers as a group, were the “beneficial owners” (as defined in regulations of the Securities and Exchange Commission (the “SEC”)) as of March 1, 2010, all as reported to the Corporation.  In accordance with SEC regulations, the table includes, in the case of certain of the directors, shares owned by entities in which the director, by reason of his position or interest, shares the power to vote or to dispose of securities.

Directors	Shares of Common Stock Beneficially Owned(a)		Percentage of Common Stock Beneficially Owned
Morten Arntzen	471,506	(b)	1.7%

Oudi Recanati	3,124,949	(c)(d)(m)	11.6%

G. Allen Andreas III	9,500	(d)(e)	—

Alan R. Batkin	6,000	(d)(f)(g)	—

Thomas B. Coleman	9,500	(d)(h)	—

Charles A. Fribourg	23,675	(d)(i)(j)	.1%

Stanley Komaroff	2,924	(d)(k)	—

Solomon N. Merkin	17,000	(d)(f)	.1%

Joel I. Picket	4,000	(d)(l)	—

Ariel Recanati	3,114,449	(d)(m)(n)	11.6%

Thomas F. Robards	7,500	(e)(o)	—

Jean-Paul Vettier	7,500	(e)(p)	—

Michael J. Zimmerman	16,500	(d)(i)	.1%

All directors, nominees and executive officers as a group (23 persons)	4,165,299	(q)	15.1%

(a)
Includes the shares of common stock issuable within 60 days of March 1, 2010 upon the exercise of all options owned by the indicated stockholders on that date.  Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(b)
Includes 69,642 shares granted to Mr. Arntzen by us pursuant to restricted stock agreements which are subject to vesting restrictions on March 1, 2010.  Also includes 325,812 shares of common stock issuable upon exercise of stock options.

(c)
Includes 3,053,215 shares as to which Mr. Oudi Recanati may be deemed to share the power to vote and dispose of under a stockholders agreement, dated as of April 16, 2003 among members of the Recanati family, as amended (the “Stockholders Agreement”); and 59,234 shares as to which he may be deemed to share the power to vote and dispose of by virtue of his positions as an officer and director of the Recanati Foundation.  Also includes  5,000 shares of common stock issuable upon the exercise of stock options.

(d)	Does not include 7,589 restricted stock units, none of which can be converted into shares of common stock while such non-employee director remains a member of the Board.

(e)	Includes 7,500 shares of common stock issuable upon exercise of stock options.

(f)	Includes 5,000 shares of common stock issuable upon exercise of stock options.

(g)	Mr. Batkin shares with his wife voting and investment control over 1,000 shares of Common Stock.

(h)	Includes 8,500 shares of common stock issuable upon exercise of stock options.

(i)	Includes 11,500 shares of common stock issuable upon exercise of stock options.

(j)	Includes 1,600 shares owned by Mr. Fribourg’s wife. Mr. Fribourg disclaims beneficial ownership of such shares.

(k)	Includes 2,000 shares of common stock issuable upon exercise of stock options.

(l)	Includes 3,000 shares of common stock issuable upon exercise of stock options.

(m)
Includes  3,053,215 shares of common stock as to which Mr. Ariel Recanati may be deemed to share the power to vote pursuant to the Stockholders Agreement (he may be deemed to share the power to dispose of only  2,533,340 of these shares); and  59,234 shares as to which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation.  Also includes  2,000 shares of common stock issuable upon exercise of stock options.

(n)	Mr. Oudi Recanati is the first cousin of Mr. Ariel Recanati.

(o)	Does not include 6,460 restricted stock units, none of which can be converted into shares of common stock while such non-employee director remains a member of the Board.

(p)	Does not include 5,347 restricted stock units, none of which can be converted into shares of common stock while such non-employee director remains a member of the Board.

(q)	Includes 369,912 shares of common stock issuable upon exercise of stock options. See Notes (b), (c), (e), (f), and (h) through (l) above.

Executive Officers

The following table sets forth the beneficial ownership of shares of our common stock as of March 1, 2010 by each of the Named Executive Officers listed in the Summary Compensation Table in our proxy statement other than Morten Arntzen, whose information is disclosed above along with the other directors.

Name	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
Myles R. Itkin	91,336	(1)	0.3%
Robert E. Johnston	78,833	(2)	0.3%
Mats Berglund	82,816	(3)	0.3%
Lois K. Zabrocky	47,342	(4)	0.2%

(1)	Includes 68,357 shares of common stock issuable upon the exercise of stock options.

(2)	Includes 53,879 shares of common stock issuable upon the exercise of stock options.

(3)	Includes 61,445 shares of common stock issuable upon the exercise of stock options.

(4)	Includes 35,031 shares of common stock issuable upon the exercise of stock options.

INFORMATION AS TO STOCK OWNERSHIP

Set forth below are the names and addresses of those persons, other than directors and executive officers, that are known by us to have been “beneficial owners” (as defined in regulations of the SEC) of more than 5% of the outstanding shares of our Common Stock, as reported to us and the SEC, as of March 1, 2010.

Name and Address	Number of Shares Beneficially Owned*	Percent of Class*
Wellington Management Company, LLP (1)(13) 75 State Street Boston, MA 02109	3,542,063	13.2%

Mrs. Diane Recanati(2)(3) 590 Fifth Avenue New York, New York 10036	3,112,449	11.6%**

Mr. Leon Recanati(2)(4) Medinat Hayehudim Street 85 Herzelia Pituah, Israel	3,112,449	11.6%**

Mr. Michael Recanati(2)(5) 590 Fifth Avenue New York, New York 10036	3,128,817	11.6%**

Mrs. Yudith Yovel Recanati(2)(6) 64 Kaplan Street Herzliya, Israel	3,112,449	11.6%**

FMR LLC(7)(13) 82 Devonshire Street Boston, Massachusetts 02109	2,751,720	10.2%

Advisory Research, Inc.(8)(13) 180 North Stetson St., Suite 5500 Chicago, Illinois 60601	2,659,267	9.9%

BlackRock, Inc.(9)(13) 40 East 52nd Street New York, New York 10022	2,235,421	8.3%

Dimensional Fund Advisors LP (10)(13) Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746	1,661,501	6.2%

Name and Address	Number of Shares Beneficially Owned*	Percent of Class*
Frontline Ltd.(11)(13) Par-la-Ville Place 14 Par-la-Ville Road Hamilton, HM 08, Bermuda	1,408,868	5.2%

Franklin Resources, Inc. (12) (13) One Franklin Parkway San Mateo, California 94403	1,352,100	5.0%

*	Unless otherwise stated in the notes to this table, the share and percentage ownership information presented is as of March 1, 2010.

**
Messrs.  Oudi Recanati, Ariel Recanati and Leon Recanati, Mrs. Diane Recanati and Mrs. Yudith Yovel Recanati all share the power to vote  3,053,215 shares subject to a stockholders agreement dated as of April 16, 2003 among members of, or trusts for the benefit of members of, the Recanati family, as amended (the “Stockholders Agreement”).  All of these persons also share the power to vote and dispose of the 59,234 shares owned by the Recanati Foundation.  All of the shares that are subject to the Stockholders Agreement or owned by the Recanati Foundation are listed as beneficially owned by each of the foregoing persons in this table and are included in calculating such person’s ownership percentage.  The share and percentage ownership information for these persons is as of March 1, 2010.

(1)
As of December 31, 2010, Wellington Management Company, LLP (“Wellington Management”) had shared dispositive power over 3,542,063 of these shares and shared voting power over 2,828,483 of these shares.  Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 3,542,063 shares of the Issuer which are held of record by clients of Wellington Management.

(2)
Mrs. Diane Recanati is the mother of Messrs.  Oudi Recanati, a director of the Corporation, and Michael Recanati, the aunt of Mr. Ariel Recanati, a director of the Corporation, and the aunt of Mr. Leon Recanati and Mrs. Yudith Yovel Recanati, who are brother and sister.

(3)
Includes 3,053,215 shares subject to the Stockholders Agreement, as to which she may be deemed to share the power to vote (she shares the power to dispose of these shares with Messrs.  Oudi Recanati and Michael Recanati).  Also includes 59,234 shares held by the Recanati Foundation, which Mrs. Recanati may be deemed to share the power to vote and dispose of by virtue of her position as a director of the Recanati Foundation.

(4)
Includes 3,053,215 shares subject to the Stockholders Agreement, as to which he may be deemed to share the power to vote (he shares the power to dispose of only  2,533,340 of these shares); and 59,234 shares which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation.

(5)
Includes 3,053,215 shares subject to the Stockholders Agreement, as to which he may be deemed to share the power to vote and dispose; and 59,234 shares which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation.

(6)
Includes 3,053,215 shares subject to the Stockholders Agreement, as to which she may be deemed to share the power to vote (she shares the power to dispose of only  2,533,340 of these shares); and 59,234 shares which she may be deemed to share the power to vote and dispose of by virtue of her position as a director of the Recanati Foundation.

(7)
As of December 31, 2010, FMR LLC has the sole dispositive power over 2,751,720 of these shares and sole voting power over  237,590 of these shares.  FIL Limited (“FIL”), the beneficial owner of 78,840 of these shares, is a separate and independent corporate entity from FMR LLC. FIL and FMR LLC believe that they are not acting as a “group” for purposes of section 13(d) under the Securities Exchange of 1934 but have voluntarily reported ownership of these shares on a joint basis.

(8)	As of December 31, 2010, Advisory Research, Inc. had the sole dispositive power and sole voting power over all of these shares.

(9)
As of December 31, 2010, BlackRock, Inc. had the sole dispositive power over all of these shares and sole voting power over  all of these shares.  As previously announced, on December 1, 2009 BlackRock completed its acquisition of Barclays Global Investors (“BGI Entities”) from Barclays Bank PLC.  As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings.

(10)
As of December 31, 2010, Dimensional Fund Advisors LP had the sole dispositive power over 1,661,501 of these shares and sole voting power over 1,619,128 of these shares.  Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”).  In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds.  In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds.  However, all securities reported are owned by the Funds.  Dimensional disclaims beneficial ownership of such securities.

(11)
As of December 31, 2010, Frontline Ltd., Bandama Investment Ltd., Hemen Holding Ltd., Greenwich Holdings Ltd., John Fredriksen, and C.K. Limited had shared dispositive power and shared voting power over all of these shares.

(12)
As of December 31, 2010, Franklin Advisory Services, LLC (“FAM”) had the sole dispositive power over 1,352,100 of these shares and sole voting power over 1,331,100 of these shares.  The securities reported are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (each, an “Investment Management Subsidiary” and, collectively, the “Investment Management Subsidiaries”) of Franklin Resources, Inc. (“FRI”).  Investment management contracts grant to the Investment Management Subsidiaries all investment and/or voting power over the securities owned by such investment management clients.  Therefore, the Investment Management Subsidiaries may be deemed to be the beneficial owners of the securities.  The voting and investment powers held by FAM, an indirect wholly-owned Investment Management Subsidiary, are exercised independently from FRI and from all other Investment Management Subsidiaries.  FRI and the Principal Shareholders may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services.  FRI, the Principal Shareholders, and each of the Investment Management Subsidiaries believe that they are not a “group” believe that they are not acting as a “group” for purposes of section 13(d) under the Securities Exchange of 1934 but have voluntarily reported ownership of these shares on a joint basis.

(13)	The information with respect to this beneficial ownership is according to such beneficial owner’s filings with the SEC.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive cash incentive awards and equity incentive awards were decreased in 2009 by the Compensation Committee of our Board of Directors because of the challenging financial environment.

In addition, in order to demonstrate its commitment to reducing our general and administrative costs, on June 9, 2009 our Board of Directors approved reductions in cash fees payable to our non-employee directors, effective for the one year period from July 1, 2009 to June 30, 2010. On March 2, 2010, our Board of Directors approved an extension of the reductions in cash fees payable to our non-employee directors through June 30, 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served (including its predecessors) as our independent registered public accounting firm from our organization in 1969, through the fiscal year ending December 31, 2008.  On June 15, 2009, the Audit Committee of our Board of Directors dismissed Ernst & Young LLP as our independent registered public accounting firm and engaged PricewaterhouseCoopers LLP, a well known and well qualified firm of public accountants, as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Audit Fees. Audit fees incurred by us to PricewaterhouseCoopers LLP in 2009 for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2009, the review of the financial statements included in our Forms 10-Q, Sarbanes-Oxley Section 404 attestation procedures, statutory financial audits for our subsidiaries as well as those services that only the independent registered public accounting firm reasonably could have provided and services associated with documents filed with the SEC and other documents issued in connection with securities offerings, were $807,000.

Audit fees incurred by us to Ernst & Young LLP in 2009, prior to their dismissal, 2008 and 2007 for professional services rendered for the audit of the annual financial statements of each of OSG and OSG America L.P. (a subsidiary of the OSG) for the years ended December 31, 2009, 2008 and 2007, the review of the financial statements included in the Forms 10-Q of OSG and OSG America L.P., Sarbanes-Oxley Section 404 attestation procedures, statutory financial audits for our subsidiaries as well as those services that only the independent registered public accounting firm reasonably could have provided and services associated with documents filed with the SEC and other documents issued in connection with securities offerings, were $266,400, $2,002,800 and $2,818,600, respectively.

Audit-Related Fees.  Audit-related fees incurred by us to PricewaterhouseCoopers LLP in 2009 for accounting consultations related to accounting, financial reporting or disclosure matters, not classified as “Audit services” were $60,500.

Audit-related fees incurred by us to Ernst & Young LLP in 2008 and 2007 for accounting consultations related to accounting, financial reporting or disclosure matters, including advice on accounting treatment in 2008 and matters related to the public offering by one of our subsidiaries  in 2007, not classified as “Audit services” were $18,000 and $62,400, respectively.

Tax Fees.  Total fees incurred by us to PricewaterhouseCoopers LLP in 2009 for each of us and OSG America L.P. for the preparation of tax returns and tax planning were $792,500.  Total fees incurred by us to Ernst & Young LLP in 2009, 2008 and 2007 for the preparation of foreign tax returns and tax planning were $36,600, $47,600 and $89,200, respectively.

All Other Fees.  During 2009, no services were performed by, or fees incurred to, PricewaterhouseCoopers LLP other than as described above.  During 2008 and 2007, no services were performed by, or fees incurred to, Ernst & Young LLP other than as described above.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO
NON U.S. HOLDERS

The following is a summary of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date of this prospectus supplement.  Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder. A “non-U.S. holder” means a person (other than a partnership) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current Treasury Regulations to be treated as a U. S. person.

This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances.  In addition, this discussion does not address tax consequences applicable to a holder’s particular circumstances, including, without limitation, alternative minimum tax consequences and tax consequences applicable to holders that may be subject to special tax rules, such as:

•	banks, insurance companies and other financial institutions;

•	tax-exempt organizations;

•	controlled foreign corporations or passive foreign investment companies;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. expatriates;

•
persons that will hold our common stock as part of a hedge, straddle, conversion transaction or other risk reduction or integration transaction, or persons entering into a constructive sale with respect to our common stock; or

•	partnerships or other pass-through entities or investors in such entities;

If a partnership (or an entity treated as a partnership of U.S. federal income tax purposes, such as a limited liability company) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof.  Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below.  We have not obtained, nor do we intend to obtain, an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership, or disposition of our common stock.

Dividends

Distributions we pay, if any, to a non-U.S. holder out of our current or accumulated earnings and profits generally will constitute dividends for U.S. federal income tax purposes.  Distributions in excess of our current and accumulated earnings and profits for U.S. federal income tax purposes will constitute a tax-deferred return of capital and will reduce your adjusted tax basis in our common stock, but not below zero, and, to the extent they exceed your adjusted tax basis in our common stock, they will be treated as capital gain, subject to the tax treatment described below in “—Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.  To obtain a reduced rate of withholding under a treaty, a non-U.S. holder must (1) provide us with an Internal Revenue Service (“IRS”) Form W-8BEN certifying the non-U.S. holder’s entitlement to benefits under that treaty or (2) if common stock is held through foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations.

Special rules apply if the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States.  Dividends effectively connected with this U.S. trade or business, and, if a treaty applies, attributable to such a permanent establishment or fixed base of a non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder files IRS Form W-8ECI or any successor form with the payor of the dividend.  Such dividends, although not subject to withholding tax, generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States.  If such a non-U.S. holder is a corporation, the holder may also, under certain circumstances, be subject to branch profits tax at a 30% rate (or lower applicable treaty rate).

A non-U.S. holder of our common stock that is eligible for a reduced rate of U.S. withholding tax, but fails to provide the necessary certification, may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

In general, any gain realized on the sale or other disposition of our common stock will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States, and, if required by an applicable income tax treaty as a condition to subjecting a non-U.S. holder to U.S. income tax on a net basis, the gain is attributable to a permanent establishment or fixed base of the non-U.S. holder maintained in the United States, in which case the non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the sale or other disposition on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States.  Furthermore, the branch profits tax discussed above also may apply if the non-U.S. holder is a corporation;

•
the non-U.S. holder is an individual and is present in the United States for a period or periods aggregating 183 days or more in the taxable year of sale or other disposition and certain other tests are met, in which case the non-U.S. holder will be subject to a flat tax at a rate of 30% or such lower rate as may be provided by an applicable income tax treaty on any gain realized upon the sale or other disposition, which tax may be offset by U.S. source capital losses; or

•
we are or have been a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the sale or other disposition or the non-U.S. holder’s holding period,  and the non-U.S. holder owns or owned, at any time during the shorter of such periods, more than 5% of our common stock, in which case a non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the sale or other disposition on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States.  We do not believe that we are or have been a USRPHC, and we do not anticipate becoming a USRPHC.

U.S. Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual non-U.S. holder at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Current U.S. federal tax law provides for elimination of the U.S. federal estate tax entirely in 2010.  However, under this law, such estate tax would be fully reinstated, as in effect prior to any previous reductions, in 2011, unless further legislation is enacted.

Proposed Legislation

Recently proposed legislation would generally impose, effective for payments made after December 31, 2012, a withholding tax of 30% on dividends from, and the gross proceeds of a disposition of, common stock paid to certain foreign entities unless various information reporting requirements are satisfied.  A substantially similar proposal was included as part of President Obama’s proposed budget for fiscal year 2011.  There can be no assurance as to whether or not this proposed legislation (or any substantially similar legislation) will be enacted, and, if it is enacted, what form it will take or when it will be effective.  Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible implications of this proposed legislation on their investment in our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required.  Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty.

U.S. backup withholding tax is imposed at a current rate of 28% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements.  A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Under the Treasury Regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner provides a properly executed IRS Form W-8BEN (or other applicable form) and certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or such owner otherwise establishes an exemption.  The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below.  In the case of proceeds from a disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker that is:

•	a U.S. person, including a foreign branch of such person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•
a foreign partnership if at any time during its tax year (1) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (2) the foreign partnership is engaged in a U.S. trade or business;

information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner and the required procedures are followed.

THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE.  YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through an underwriter. Goldman, Sachs & Co. is acting as the underwriter. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, 3,500,000 shares of common stock.

The underwriter is committed to purchase all of the shares of common stock offered by us in this offering if it purchases any shares.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The underwriting discount is equal to the public offering price per share of our common stock less the amount paid by the underwriter to us per share of our common stock. The following table shows the per share and total underwriting discounts to be paid to the underwriter.

Per Share	$
Total	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $  .

Electronic offer, sale and distribution of securities

A prospectus supplement in electronic format may be made available on the websites maintained by the underwriter. The underwriter may allocate a number of shares of our common stock for sale to their online brokerage account holders.

No sale of similar securities

We have agreed that we will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of  Goldman, Sachs & Co. for a period of 90 days after the date of this prospectus supplement.

We, and our executive officers have entered into lock-up agreements with the underwriter prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of Goldman, Sachs & Co., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Notwithstanding the above, the underwriter has agreed in the underwriting agreement that the foregoing restrictions shall not apply to us with respect to (1) our sale of common stock in this offering, (2) the grant of options, awards of restricted stock and restricted stock units or the issuance of shares of our common stock to employees or directors by us in the ordinary course of business or pursuant to any of our employee plans existing at the time of this offering, including, but not limited to, our employee stock option plan, our dividend reinvestment and stock purchase plan and our 401(k) plans and (3) the issuance by us of shares of our common stock upon the exercise of options granted under our employee plans. In addition, notwithstanding the lock-up agreements applicable to our executive officers, the underwriter has agreed that such officers may transfer (a) shares of common stock (or stock options exercisable for common stock) by gift (including charitable donations or gifts) or for estate planning purposes (provided that each donee or distributee agrees to be bound by the lock-up agreement), and (b) shares of our common stock for the purpose of settling taxes owed in respect of the exercise of stock options that expire during the 90-day period referred to above and awards of restricted stock and restricted stock units that occur during such period, provided that in the case of clauses (a) and (b) above, no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the 90-day period referred to above).

The common stock is listed on the New York Stock Exchange under the symbol “OSG.”

Price stabilization and short positions

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriter are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter create a naked short position, they will purchase shares in the open market to cover the position.

The underwriter have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Foreign jurisdictions

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required.  The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.  Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement.  This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of our securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

a) to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our securities;

b) to any legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

d) in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase or subscribe for our securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is given for the transfer; or

(3) where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations.  The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.  The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public.  The investors will be individually approached by the issuer from time to time.  This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person.  This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer.  It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority.  This document is intended for distribution only to persons of a type specified in those rules.  It must not be delivered to, or relied on by, any other person.  The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers.  The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it.  The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale.  Prospective purchasers of the shares offered should conduct their own due diligence on the shares.  If you do not understand the contents of this document you should consult an authorised financial adviser.

Other relationships

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.  In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL OPINIONS

The validity of the securities in respect of which this prospectus supplement is being delivered will be passed on for us by Proskauer Rose LLP, New York, New York, and for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements of Overseas Shipholding Group, Inc. and subsidiaries as of December 31, 2009 and for the year ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2009 incorporated in this prospectus supplement by reference to Overseas Shipholding Group, Inc’s Annual Report on Form 10-K, for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet of Overseas Shipholding Group, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, cash flows, and changes in equity for each of the two years in the period ended December 31, 2008, included in Overseas Shipholding Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, have been incorporated by reference in this prospectus and in the registration statement of which this prospectus supplement is a part, in reliance upon the report of Ernst & Young LLP, an independent registered public accounting firm, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.